Exhibit 10.1

Via Email

Timothy Watkins, MD MSc
watkins.tr@gmail.com

April 3, 2025

Dear Tim:

Contineum Therapeutics, Inc. (the “Company”) is pleased to offer you the position of Chief Medical Officer. You will report directly to the Company’s Chief Executive Officer.

This letter is our formal offer of employment and requires your written acceptance. If our offer is acceptable to you, please countersign this offer letter below and return the signed copy to me. Your employment with the Company will then commence as of April 30, 2025 (the “Start Date”).

Your performance and compensation will be subject to an annual review by the Company’s Chief Executive Officer and the Compensation Committee (the “Committee”) of the Company’s Board of Directors. Merit increases, if deemed appropriate, are at the sole discretion of the Committee. Subject to the terms and conditions set forth herein, your specific job duties and responsibilities may change from time to time as determined by the Company’s Chief Executive Officer.

Base Salary: Your employment will be on a full-time basis with an annual base salary of $530,000 per year (as may be adjusted from time to time in accordance with the terms and conditions set forth herein, the “Base Salary”), payable in accordance with the Company’s payroll policies and applicable law. Your employment status will be exempt and as an exempt employee, you will not be eligible to receive overtime compensation.

Annual Bonus: You will be eligible to receive a target annual cash bonus set at 40% of your Base Salary (the “Annual Bonus”, which for 2025 will be pro-rated based on your service during fiscal 2025). Similar to the Company’s other executives, your Annual Bonus will be based on the achievement of corporate and individual performance goals approved for each fiscal year by the Committee. The Company will pay your earned Annual Bonus for each fiscal year by January 31st of the next fiscal year, subject to your continued employment with the Company on the applicable payment date.

Incentive Bonus: The Company will pay you an incentive bonus (the “Incentive Bonus”) in the amount of $225,000, less applicable taxes and withholdings, earned and payable on the date the Company’s other executives receive their 2025 Annual Bonus (the “Payment Date”), subject in each case to your continued employment with the Company through such Payment Date. Notwithstanding the foregoing, if your employment with the Company ends as a result of an Involuntary Termination (as such term is defined in the Executive Severance Plan attached hereto as Exhibit B) prior to the Payment Date, the Company will be obligated to pay you the Incentive Bonus in full if you duly execute and return to the Company within 60 days following the date of your termination/resignation (the “Release Deadline”), a separation agreement and release in the form prescribed by and acceptable to the Company (the “Release”), and permit the Release to become effective in accordance with its terms. The Company will pay you the Incentive Bonus in a lump sum within 10 days after the Release becomes effective.

Stock Option Award: The Committee will grant you a stock option to purchase 260,000 shares of Class A Common Stock (the “Option Shares”) with an exercise price equal to the closing bid price of the Company’s Class A Common Stock as reported on the Nasdaq Stock Market on the date of grant (the “Option”). Your Option Shares will vest as follows: 50% of your Option Shares will vest on the 6-month anniversary of your Start Date, and the remaining 50% of your Option Shares will vest in 36 equal monthly installments over the next 36 months, based on your continued services to the Company through the applicable vesting date. The Company intends to grant the Option as an “inducement grant” (within the meaning of Nasdaq Marketplace Rule 5635(c)(4)). While the Option will be granted outside of the Company’s 2024 Equity Incentive Plan (the “Plan”), the other terms and conditions applicable to the Option will be consistent with those applicable to options granted under the Plan, as described in the applicable Notice of Stock Option Grant and Stock Option Agreement. The Committee agrees to grant your Option on your Start Date.

Performance-Based Stock Option Award: The Committee will grant you a performance-based stock option to purchase 26,000 shares of Class A Common Stock (the “PB Option Shares”) with an exercise price equal to the closing bid price of the Company’s Class A Common Stock as reported on the Nasdaq Stock Market on the date of grant (the “PB Option”). Your PB Option Shares will vest in full on the earlier of the date the Company successfully opens (i) the 50th clinical site or (ii) 50% of the total clinical sites, in each case, for its planned Phase 2 trial of PIPE-791 in IPF, based on your continued services to the Company through the satisfaction of the first to occur of the performance conditions and based on such performance condition being satisfied within two years of your Start Date. The Company intends to grant the PB Option as an “inducement grant” (within the meaning of Nasdaq Marketplace Rule 5635(c)(4)). While the PB Option will be granted outside of the Company’s Plan, the other terms and conditions applicable to the PB Option will be consistent with those applicable to options granted under the Plan, as described in the applicable Notice of Performance-Based Stock Option Grant and Performance-Based Stock Option Agreement. The Committee agrees to grant your PB Option on your Start Date.

2026 Equity Award: You will be eligible to receive an equity award in fiscal 2026 at the same time as the Committee grants equity awards to the Company’s other executive officers. The equity award you receive in fiscal 2026 will be based on the same market data and methodology used for the Company’s other executive officers, and will not be pro-rated based on your partial year of service during fiscal 2025.

Indemnification Agreement: As an officer of the Company, you and the Company will enter into the Company’s standard form of Indemnification Agreement, in substantially the form attached hereto as Exhibit A (the “Indemnification Agreement”).

Executive Severance Plan: You will be eligible to participate in the Company’s Executive Severance Plan, attached hereto as Exhibit B (the “Executive Severance Plan”), as a Tier 2 Participant, which offers severance benefits and accelerated vesting of your Option Shares. A copy of your Participation Agreement is attached hereto as Exhibit C (the “Participation Agreement”). The term “Resignation for Good Reason” under the Executive Severance Plan includes the following condition that comes into existence without your consent “(v) relocation of the Participant’s principal place of employment with the Company to a location that requires an increase in Participant’s one-way driving distance by more than 35 miles; provided that if such Participant’s principal place of employment with the Company is his or her personal residence, this clause (v) shall not apply.” For purposes of clarity, the Company agrees that this condition exists if the Company or any successor or affiliate company, without your consent, prohibits you from working remotely and requires you to primarily perform your duties at a location more than 35 miles from your personal residence.

Employee Benefits: As a full-time employee, you will be eligible to participate in the Company’s flexible vacation policy. You also will be eligible to participate in the Company’s health and other benefit programs pursuant to their respective terms, as they may be adopted and amended from time to time by the Company and as made available to similarly situated executives of the Company. You will also be eligible to participate in the equity and cash incentive programs established by the Committee from time to time and in its sole discretion.

Reimbursement: The Company will reimburse you for reasonable travel, food or other expenses incurred by you in accordance with the Company’s reimbursement policy. In addition, on the Company’s first payroll after your Start Date, the Company will reimburse you for up to $10,000 in legal fees you incurred to negotiate this offer letter.

Your employment with the Company is at-will. This means it is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, the Company can terminate the employment relationship at any time, with or without cause or advance notice. You understand that the at-will employment relationship will remain in effect throughout your employment with the Company and cannot be modified by any oral, implied or written agreement.

The Company expects that, during and after the term of your employment, you will not disclose to third parties, utilize for your own benefit, or otherwise make use of any of the Company’s trade secrets or other confidential or proprietary information concerning the Company, except to the extent necessary to carry out your obligations to the Company. As a condition to your employment, you must sign the Company's standard Proprietary Information and Inventions Agreement, in substantially the form attached hereto as Exhibit D (the “Proprietary Information and Inventions Agreement”). Further, you and the Company shall enter into the Company’s standard Mutual Arbitration Agreement, in substantially the form attached hereto as Exhibit E (the “Mutual Arbitration Agreement”).

A copy of this offer letter will be included with your new hire orientation paperwork for you to sign and return to the Company in order for your employment relationship with the Company to be effective. In addition, you agree to abide by and comply with the Company’s policies that are in force from time to time and applicable to similarly situated employees.

During the term of your employment, you shall devote your full business energies, interest, abilities and productive time to the proper and efficient performance of your duties with the Company; provided, however, that you may (i) participate in charitable, community or civic activities after your Start Date, (ii) continue to provide services to the entities listed on Schedule A attached hereto for a period of six months after your start date and (iii) engage in board service or in other professional activities after your Start Date that you disclose in writing in advance to, and are approved by, the Chief Executive Officer in writing.

By signing this offer letter, you also represent and warrant to the Company that (i) your acceptance of this offer and your employment with the Company does not and will not violate or otherwise conflict with any other agreement to which you may be a party; and (ii) you do not have any legal obligations towards, or are restricted by any legal obligations (such as confidentiality or non-compete obligations) of, your former or current employer, which could prevent you from working for the Company. All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

In making this offer, we are relying on the information that you have provided to us about your background and experience, including any information provided to us in any employment application that you may have submitted to us. You confirm, by signing this offer letter, the truth and accuracy of all statements that you have made and information that you have provided to the Company. In addition, this offer of employment is contingent upon appropriate proof of eligibility to work in the United States (please bring confirming information with you on your first day of work).

This offer letter will be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof.

The terms of this offer letter shall become effective only upon execution of this offer letter by both you and the Company. Other than the Indemnification Agreement, Executive Severance Plan, Participation Agreement, Proprietary Information and Inventions Agreement and Mutual Arbitration Agreement, this offer letter constitutes the entire agreement between you and the Company regarding your employment. All prior or contemporaneous agreements, promises, communications and/or understandings between you and the Company, whether written or oral, are superseded by this offer letter. If the above terms and conditions are acceptable to you, then please countersign this offer letter where indicated below and return it to us.

This offer expires within ten (10) calendar days of the date of this offer letter unless the Company receives a signed copy within that period.

Sincerely,

Contineum Therapeutics, Inc.

/s/ Carmine Stengone
Carmine Stengone
President and Chief Executive Officer

I agree to and accept employment with Contineum Therapeutics, Inc. on the terms and conditions set forth in this offer letter. I understand and agree that my employment with the Company is at-will.

Dated: April 3, 2025	/s/ Tim Watkins
Tim Watkins